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                         EXHIBIT 11
               AULT INCORPORATED & SUBSIDIARY
       COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
      (In Thousands of Dollars, Except Per Share Data)


                                                          (Unaudited)
                                      Three Months        Six Months
                                          Ended              Ended
                                      November 28,        November 29,
                                          1999                1999

Basic EPS Computation

Net Income to Common Stockholders          $311                 $523

Common Shares Outstanding:
  Beginning of Year                   4,372,789            4,372,789

Common Shares from Exercise of
  Employee Stock Options Daily
  Weighted:                               3,582                2,164

Common Shares from Exercise of
  Warrants Options Daily Weighted:       56,000               55,385

Total Weighted Common Shares          4,432,371            4,430,338

Net Income                                $0.07                $0.12

Diluted EPS Computation

Net Income to Common Stockholders          $311                 $523

Total Weighted Common Shares          4,432,371            4,430,338

Dilutive Potential Common Shares,
  Daily Weighted, from:
  Assumed Conversion of Outstanding
  Dilutive
    Employee Stock Options              241,587              244,243
    Employee Stock Purchase Plan          2,861                2,861

                                        244,448              247,104

Adjusted Weighted Average Shares      4,676,819            4,677,442

Net Income                                $0.07                $0.11

*For the second quarter of fiscal 2000 and fiscal 1999, options totaling 208,000 and 313,203, respectively, were excluded from dilative EPS calculations because of their higher exercise prices compared to the market values.

                     EXHIBIT 11 (cont.)

               AULT INCORPORATED & SUBSIDIARY
       COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
      (In Thousands of Dollars, Except Per Share Data)

                                               (Unaudited)
                                      Three Months      Six Months
                                         Ended             Ended
                                     November 29,      November 29,
                                         1998              1998

 Basic EPS Computation

Net Income to Common Stockholders          $463             $938

Common Shares Outstanding:
 Beginning of Year                    4,161,758        4,161,758

 Common Shares from Exercise of
  Employee Stock Options
  Daily Weighted:
   Second Quarter                         5,231            4,766

Total Weighted Common Shares          4,166,989        4,166,524

Net Income                                $0.11            $0.23

Diluted EPS Computation

Net Income to Common Stockholders          $463             $938

Total Weighted Common Shares          4,166,989        4,166,524

Dilutive Potential Common Shares,
  Daily Weighted, From Assumed
  Conversion of Outstanding Dilutive:
     Employee Stock Options             489,447          541,197
     Employee Stock Purchase Plan        16,273           16,273

                                        505,720          557,470

  Less Common Shares Purchaseable
   from Proceeds:
     Employee Stock Options             259,388          383,290
     Employee Stock Purchase Plan,
      Phase 2                            13,412           13,407

                                        272,800          396,697

Adjusted Weighted Average Shares      4,399,909        4,327,297

Net Income                                $0.11            $0.22